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                                    EXHIBIT 1

                                   TERM SHEET

         This Term Sheet is intended to summarize the material provisions under which each of Hanger Orthopedic Group, Inc. ("Hanger") and Jay Alix & Associates, Inc., now known as AlixPartners, LLC ("AlixPartners") desire to amend the terms of (i) the Non-qualified Stock Option Agreement, dated as of December 12, 2001, between Hanger and AlixPartners (the "Option Agreement") and
(ii) the Letter Agreement, dated January 23, 2001 between AlixPartners and Hanger (the "Letter Agreement"). In the event each of Hanger and AlixPartners confirm their agreement with the provisions of this Term Sheet by signing this Term Sheet in the spaces provided below, then within five (5) business days after the signing of this Term Sheet by both parties, Hanger will present this matter to its Board of Directors for its approval. In the event of such Board approval, Hanger will then cause its counsel to prepare the appropriate transactional documents for the mutual approval of both Hanger and AlixPartners in order to formally complete this matter. The material terms of this transaction are as follows:

         1. The Option Agreement will be amended to reduce the number of shares of Hanger Common Stock underlying the Option Agreement by one-half (1/2) from 1,202,436 shares to 601,218 shares in consideration for the payment by Hanger to AlixPartners of $2,392,704.00.

         2. In the event the provisions of this Term Sheet are approved by the Board of Directors of Hanger, then within fifteen (15) business days after such approval by the Hanger Board of Directors, Hanger will file a registration statement with the SEC with respect to the remaining 601,218 shares of Hanger Common Stock which will underlie the Option Agreement after the amendment thereof as described in the first paragraph of this Term Sheet and Hanger will use its best efforts to obtain the effectiveness of that registration statement with the SEC, with the subsequent sale by AlixPartners of such shares (a) being subject to a volume limitation of no more than 40,000 shares being sellable by AlixPartners in any calendar week thereafter until all such shares have been sold, or (b) constituting a larger block trade on terms which are reasonably acceptable to Hanger.

         3. The Letter Agreement will be amended to reflect that any future success fees, if earned by AlixPartners, or any previously earned but unpaid success fees will only be paid in cash, with the right to receive a portion of any such success fee in the form of a stock option for any further shares of Hanger Common Stock being hereafter deleted from the terms of the Letter Agreement.

         By signing this Term Sheet below, each of Hanger and AlixPartners confirm their agreement with the provisions of this Term Sheet.

HANGER ORTHOPEDIC GROUP, INC.           ALIXPARTNERS, LLC


By:  /s/ Ivan R. Sabel                  By:  /s/ Melvin R. Christiansen
     -------------------------               -----------------------------------
     Name: Ivan R. Sabel                     Name:  Melvin R. Christiansen
     Title: CEO                              Title: Treasurer

Date:  July 23, 2002                    July 19, 2002